Free Writing Prospectus to Preliminary Pricing Supplement No. 5,678

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 27, 2024; Filed pursuant to Rule 433

Morgan Stanley

5-Year QQQ Enhanced Buffered Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying shares:	Shares of the Invesco QQQ TrustSM, Series 1 (QQQ UQ)
Upside payment:	At least 27% of principal, subject to the maximum payment at maturity
Maximum payment at maturity:	$1,600 per security (160% of principal)
Buffer amount:	15% of principal (85% maximum loss)[1]
Pricing date:	January 28, 2025
Valuation date:	January 28, 2030
Maturity date:	January 31, 2030
CUSIP:	61777RVQ3
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224047434/ms5678_424b2-27622.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity[1]
Change in Underlying Shares	Return on Securities
100.00%	60.00%
85.00%	60.00%
70.00%	60.00%
60.00%	60.00%
50.00%	50.00%
40.00%	40.00%
30.00%	30.00%
27.00%	27.00%*
20.00%	27.00%*
10.00%	27.00%*
5.00%	27.00%*
0.00%	27.00%*
-5.00%	27.00%*
-10.00%	27.00%*
-15.00%	27.00%*
-16.00%	-1.00%
-20.00%	-5.00%
-40.00%	-25.00%
-60.00%	-45.00%
*The graph and table assume an upside payment of 27.00% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest and provide for the minimum payment at maturity of only 15% of your principal.

●The appreciation potential of the securities is limited by the maximum payment at maturity.

●You will not benefit from the upside payment if the final share price is below the downside threshold level.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is $939.40 per security, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

●Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the securities.

●The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities – Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.